Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on Schedule 1 by and between Lifetime Brands, Inc. (the “Company”), a Delaware corporation, having its principal place of business at 1000 Stewart Avenue, Garden City, New York 11530-4814, and Robert McNally (the “Executive”), residing at the address set forth on the signature page hereof.

        WHEREAS, the Company is engaged in the development, design, sourcing, manufacturing, licensing, marketing, distribution and sale, at both wholesale and retail, of proprietary housewares products; including, without limitation, cutlery, kitchen tools and gadgets, kitchenware, pantryware, bakeware, barware and spices and the Executive has many years of experience as an executive in the industry; and

        WHEREAS, the Company entered into an executive employment agreement dated as of July 1, 2003 (the “Former Executive Employment Agreement”) with the Executive pursuant to which the Company employed the Executive in the senior management position and with responsibility as set forth on Schedule 2 thereof, all in accordance with the terms and conditions provided in the Former Executive Employment Agreement;

        WHEREAS, the Company and the Executive desire to terminate the Former Executive Employment Agreement and to replace the Former Executive Employment Agreement by entering into this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.	Termination of Former Employment Agreement. The Former Employment Agreement is hereby terminated and replaced by this Agreement. Neither the Company nor the Employee shall have any liability whatsoever to the other, and each of the Company and the Executive hereby releases the other from any claims or obligations that it or he, as the case may be, has or may have against the other, as a result of any of the terms or provisions of the Former Employment Agreement or as a result of such termination.

2.	Employment: Term; Duties and Responsibilities. The Executive’s employment with the Company shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive in the senior management position set forth in Schedule 2 and the Executive hereby agrees to be employed by the Company in such capacity.

(b)	The term of this Agreement shall commence as of the date set forth on Schedule 3 and shall continue through the initial expiration date also set forth on Schedule 3 (the “Initial Term”), unless earlier terminated as hereinafter provided. The Executive’s employment shall continue thereafter for consecutive periods of one month (each an “Additional Term”), unless either the Executive or the Company gives written notice to the other no later than thirty (30) days prior to the expiration of the Initial Term or any Additional Term, as the case may be, of the decision not to extend the Executive’s employment beyond the Initial Term or such Additional Term in which case the Executive’s employment shall terminate at the end of the Initial Term or such Additional Term. The period of the Executive’s employment hereunder shall hereinafter be referred to as the “Employment Term”.

(c)	Subject to the policy directions and instructions of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer (“CEO”) of the Company, the Executive shall have management responsibility as set forth on Schedule 2, and shall perform such other duties as are consistent with his position and as may be prescribed from time to time by the Board or the CEO. The Executive shall report to the senior executive of the Company set forth on Schedule 4.

(d)	The Executive shall devote all of his business time, attention and energies to the business and affairs of the Company, and shall use his best efforts to advance the best interests of the Company.

(e)	The Executive’s principal office location shall be as set forth on Schedule 5; however, the Executive recognizes that travel within the United States of America may be required in connection with his responsibilities under this Agreement. In addition, the Executive shall be expected to attend regular meetings with the CEO of the Company and with other executives of the Company, and to keep the CEO and such other executives fully informed of the Executive’s activities, so as to make the most effective use of the Executive’s services to the Company.

3.	Compensation. Subject to the terms of this Agreement, during the Employment Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)	Base Salary. For the Initial Term and each Additional Term, if any, the Company shall pay to the Executive a base salary (the “Base Salary”) at the annual rate as set forth on Schedule 6.

(b)	Annual Bonus. The Executive shall not be entitled to earn a bonus during either the Initial Term or any Additional Term.

(c)	Fringe Benefits. Except as specifically provided in this Agreement, the Executive shall be provided with perquisites and other benefits to the same extent and on the same terms as those benefits are provided generally to the Company’s executive employees. This shall include enrollment in the Company’s medical, dental and disability plans and participation in the Company’s 401(k) Plan under normal procedures under such plans. Nothing in this paragraph shall be construed to prevent the Company from revising the benefits or perquisites generally provided to executives from time to time.

(d)	Expenses. The Executive is authorized to incur reasonable expenses for travel, meals, lodging, entertainment and similar items in the performance of his duties for the Company in accordance with Company policies. The Company will reimburse the Executive for all business expenses so incurred, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. The Executive shall not be permitted to use Company personnel, vehicles or equipment for personal purposes, other than the automobile provided Executive pursuant to paragraph 3(e). The charging of expenses to the Company in violation of Company policy will subject the Executive to termination pursuant to paragraph 4(b) below.

(e)	Automobile. During the Employment Term and thereafter through December 21, 2007, the Company shall provide Executive with the use of the Company vehicle described on Schedule 7.

(f)	Time Bank. The Executive shall be entitled to paid leave in accordance with the Company’s Time Bank policies.

(g)	Deductions; Set-Off. The compensation payable to the Executive hereunder shall be subject to all legally required withholding and deductions. The Company shall be entitled to set-off any amounts owed to it by the Executive against all amounts owed by the Company to the Executive by operation of this Agreement.

4.	Termination. During the Employment Term, the Executive’s employment shall terminate upon the events or circumstances described in paragraphs 4(a) through 4(c) below.

(a)	Death. Executive’s employment hereunder shall terminate upon his death.

(b)	Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)	The Executive’s conviction of a felony or any other crime involving fraud, embezzlement or bribery;

(ii)	The Executive’s indictment for, entering a plea of guilty or nolo contendere, or agreeing to a civil penalty or entering into a consent decree, in connection with any criminal act or any banking or securities law violation related to the Company;

(iii)	The Executive’s having committed an act of disloyalty, dishonesty or breach of trust relating to the Company;

(iv)	The engaging by the Executive in misconduct involving moral turpitude;

(v)	The willful engaging by the Executive in conduct that, in the reasonable judgment of the Board, is materially injurious to the Company, or has or threatens to have a material adverse impact on the Company;

(vi)	The Executive’s failure to maintain decorum or professional behavior that, in the reasonable judgment of the Board, materially affects the Executive’s credibility or reputation;

(vii)	The Executive’s repeated abuse of alcohol or drugs (legal or illegal), that, in the reasonable judgment of the Board, materially impairs the Executive’s ability to perform his duties hereunder;

(viii)	The engaging by the Executive in misconduct in material violation of the Company’s personnel policies; including, but not limited to, harassment, disparagement or abusive treatment of personnel, customers, licensees, licensors, vendors, suppliers or contractors of the Company;

(ix)	The Executive’s extended absences without permission, failure to work on a full time basis, or charging of material improper expenses to the Company;

(x)	The Executive’s failure to cure, within ten (10) days of receiving written notice of same by the Company (to the extent a cure is possible), any gross neglect, gross misconduct or act outside the scope of his authority engaged in by the Executive;

(xi)	The Executive’s willful violation or failure to follow the lawful instructions and directions of the Board, the CEO or the Company’s policies; or

(xii)	The breach or violation of any provision of this Agreement, including, but not limited to, the confidentiality and non-competition provisions set forth in paragraphs 8 and 9 hereof.

(c)	Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause and for any reason or for no reason, by giving the Executive written notice of termination, which notice of termination shall be effective immediately, or at such later time as specified in such notice. The Company shall not be required to specify a reason for the termination of the Executive’s employment pursuant to this paragraph 4(c), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this paragraph 4(c), only if none of the reasons specified in paragraphs 4(a) or 4(b) shall be applicable.

(d)	Termination Date. “Termination Date” means the last day that the Executive is employed by the Company, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4.

(e)	Effect of Termination. If, on the Termination Date, the Executive is a member of the Board of Directors of the Company or any subsidiary or affiliate of the Company, or holds any position with the Company or any subsidiary of the Company other than the position specified in paragraph 2 hereof, the Executive shall resign from all such positions as of the Termination Date.

5.	Rights upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after the Termination Date shall be determined in accordance with the following provisions of this paragraph 5:

(a)	General. If the Executive’s employment hereunder is terminated during the Employment Term for any reason, the Company shall pay to the Executive:

(i)	The Executive’s Base Salary for the period ending on the Termination Date.

(ii)	Payment for unused Time Bank days, as determined in accordance with Company Time Bank policy, as in effect from time to time.

(iii)	The Executive and any of his dependents shall be eligible for medical continuation coverage under the provisions of section 4980B of the Internal Revenue Code or section 601 of the Employee Retirement Income Security Act (sometimes called “COBRA coverage”) to the extent required by applicable law. All other benefits and perquisites otherwise provided under this Agreement shall be discontinued on the Termination Date.

(b)	Death, Disability or Cause. If the Executive’s employment hereunder is terminated by reason of the Executive’s death or Total Disability or under the circumstances described in paragraph 4(b) relating to termination for Cause, then, except as otherwise expressly provided in this Agreement, the Company shall have no obligation to make payments under this Agreement for any period after the Termination Date.

(c)	Termination by the Company Without Cause. If the Executive’s employment hereunder is terminated by the Company without Cause, as provided in paragraph 4(c), then, in addition to the amounts payable in accordance with paragraph 5(a), the Company shall continue to pay the Executive his Base Salary, at the rate in effect on the Termination Date, from the Termination Date until the Severance Expiration Date set forth on Schedule 8. In no event, however, shall the Executive be entitled to receive any amounts, rights or benefits under this paragraph 5(c) unless he executes a release of claims against the Company in a form prepared by, and acceptable to, the Company.

(d)	Failure of the Company or the Executive to Renew. If the Company or the Executive gives written notice of its or his decision not to extend the Executive’s employment beyond the Initial Term or any Additional Term as provided in paragraph 2(b) then in effect, then in addition to the amounts payable under Section 5(a), the Company shall continue (i) to pay the Executive his Base Salary, at the rate in effect on the Termination Date, from the Termination Date until the Severance Expiration Date set forth on Schedule 8 and (ii) to provide from the Termination Date until the date twelve months following the Termination Date to the Executive and his immediate family (and, if the Executive shall die during such twelve month period, to his immediate family) the medical benefits (or, if such medical benefits may not be available, the substantial equivalent of such medical benefits) to which the Executive and his immediate family were entitled under the plan or plans of the Company under which the Executive and his immediate family were covered on the Termination Date; in no event, however, shall the Executive be entitled to receive any amounts, rights or benefits under this paragraph 5(d) unless he executes a release of claims against the Company in a form prepared by, and acceptable to, the Company.

(e)	Other Benefits. The Executive’s rights under this paragraph 5 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company, or any similar arrangement of the Company providing benefits upon termination of employment.

(f)	Severance Not Reduced by Other Compensation. Payments by the Company of Base Salary for any period after the Termination Date and through the Severance Expiration Date (the “Severance Period”), if any are required to be made pursuant to the terms of paragraphs 5(c) or 5(d), shall not be reduced nor offset by any compensation Executive receives which is attributable to services performed for other enterprises during such period, whether characterized as salary, bonus, consulting fees, commissions, or otherwise.

6.	Duties on Termination. During the period beginning on the date notice is given of (a) the decision not to extend the Executive’s employment beyond the expiration of the Initial Term or any Additional Term then in effect or (b) termination of the Executive’s employment pursuant to paragraph 4(b) or 4(c), and ending on the Termination Date, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing, the Company may suspend the Executive from performing his duties under this Agreement following the giving of the notices contemplated by this paragraph 6; provided, however, that during the period of suspension (which shall end on the Termination Date), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

7.	Inventions. The Executive shall disclose promptly to the Company any and all inventions, discoveries, improvements and patentable or copyrightable works, relating to the business of the Company, developed, initiated, conceived or made by him, alone or in conjunction with others, during the Employment Term, all of which shall be considered “work for hire”, and the Executive shall assign, without additional consideration, all of his right, title and interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent, trademarks or copyrights of the United States or any foreign country, or otherwise protect the Company’s interest therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works made by the Executive during the Employment Term and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.

8.	Confidentiality. The Executive acknowledges and agrees that the Company owns, controls and has exclusive access to a body of existing technical knowledge and technology, and that the Company has expended and is expending substantial resources in a continuing program of research, development and production with respect to its business. The Company possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Company, and/or in which property rights have been or will be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called “Confidential Information”. By way of illustration, but not limitation, Confidential Information includes all product designs and development plans, costs, profits, pricing policies, sales records, terms and conditions of license, purchase, distributor or franchise arrangements, data, compilations, blueprints, plans, audio and/or visual recordings and/or devices, information on computer disks, software in various stages of development, source codes, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemes, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, visual, informational or other data or content), business and marketing development plans and projections, customer lists, prospects lists, vendor lists, employee files and compensation data, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of the Company or its actual or potential customers or partners on which is or has been generated or received in confidence by the Company by or from any person, and all tangible and intangible embodiments thereof of any kind whatsoever including where appropriate and without limitation all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples, prototypes, models, products and the like. Confidential Information also includes any such information as to which the Company is bound under confidentiality and/or license, distribution, purchase or franchise agreements with third parties, and any information which the Company has obtained or will obtain from its customers, vendors, licensors, licensees or any other party and which the Company treats as confidential, whether or not owned or developed by the Company. The Executive understands that Confidential Information does not include any of the foregoing that has become publicly known and made generally available through no wrongful act by him or others who were under confidentiality obligations as to such information.

(a)	Disclosure of Confidential Information to the Executive. The Executive acknowledges and agrees that his employment hereunder creates a relationship of confidence and trust between the Executive and the Company, and that by reason of such employment the Executive will come into possession of, contribute to, have access to and knowledge of Confidential Information.

(b)	Obligation to Keep Confidential. The Executive acknowledges and confirms that all Confidential Information that comes into his possession during the Employment Term (including any Confidential Information originated or developed by the Executive) is or will be the exclusive property of the Company. Further, during the period of his employment hereunder and at all times thereafter, the Executive shall use and hold such Confidential Information solely for the benefit of the Company and shall not use Confidential Information for the Executive’s own benefit or for the benefit of any third party. The Executive shall not, directly or indirectly, disclose or reveal Confidential Information, in any manner, to any person other than the Company’s employees unless required by law and, then, to the extent practicable, only following prior written notice to the Company.

(c)	Return of Company Property. Upon termination of the Executive’s employment hereunder for any reason, or at any other time upon the request of the Company, the Executive shall immediately deliver or cause to be delivered to the Company all of the Confidential Information in the Executive’s possession or control, including, without limitation: originals and/or copies of books; catalogues; sales brochures; customer lists; vendor lists; price lists; product design and development materials, product data, employee manuals; operation manuals; marketing and sales plans and strategies; files; computer disks; and all other documents and materials, in any form whatsoever, reflecting or referencing Confidential Information as well as all other materials and equipment to or acquired by the Executive as a result of or during the course of the Executive’s employment by the Company.

9.	Non-Solicitation and Non-Competition. The Executive acknowledges that the Company has expended substantial time, money and effort in developing and solidifying its relationships with customers, vendors, licensors and licensees and developing certain brand name or trademarked products; and that the Executive’s compensation hereunder represents consideration, among other things, for the development and preservation of Confidential Information, good will, loyalty and contacts for and on behalf of the Company. Accordingly, the Executive covenants and agrees that he will not under any circumstance, directly or indirectly, for or on behalf of himself or any other person, firm or entity, during the Executive’s employment hereunder and for the Restricted Period set forth on Schedule 9, following the termination of such employment for any reason:

(a)	Solicit or accept business, in competition with the Company, from any of the customers, or known customer prospects of the Company, its subsidiaries, parent corporation or affiliates, or otherwise induce or influence any such customer or known customer prospect to reduce its volume of business, or terminate or divert its relationship or otherwise in any way adversely affect its relationship, with the Company, its subsidiaries, parent corporation or affiliates; or

(b)	Employ, engage or retain, or solicit for employment, engagement or retention, any person who, within the prior twelve (12) months, was a director, officer, employee, consultant, representative or agent of the Company, or encourage any such person to terminate his or her employment or other relationship with the Company; or

(c)	Engage in, be employed by or participate in any way in the United States in any business that engages in any business that the Company is engaging in, or is actively planning to engage in, on the Termination Date (including, without limitation, the development, design, sourcing, manufacturing, licensing, marketing, distribution and sale of housewares products; including, without limitation, cutlery, kitchen tools and gadgets, kitchenware, pantryware, bakeware, barware, and spices or the licensing of trademarks and brand names therefore). Such prohibited engagement, employment or participation includes, but is not limited to, acting as a director, officer, employee, agent, member, manager, managing member, independent contractor, partner, general partner, limited partner, consultant, representative, salesman, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, shareholder or creditor. Notwithstanding the foregoing, the Executive may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of companies or entities that engage in a business that is the same or similar to that of the Company or of its parent entities (if any) or any of its subsidiaries or affiliates; provided, however, that (i) such equity securities are publicly traded on a securities exchange and (ii) the Executive’s aggregate holdings of such securities do not exceed at any time five percent (5%) of the total issued and outstanding equity securities of such company or entity;

(d)	The Company and the Executive expressly acknowledge and agree that the scope of the Executive’s promises specified in this paragraph 9 are in each case reasonable and necessary to protect the Confidential Information, trade secrets and good will of the Company. In the event that, for any reason, any aspect of the Executive’s obligations specified in this paragraph 9 are determined by a court of competent jurisdiction to be unreasonable or unenforceable against him, such provisions shall, if possible, be modified by such court to the minimum extent required by law to make the provisions enforceable with respect to the Executive.

10.	Non-Disparagement. The Executive covenants and agrees that during the Employment Term and following termination of the Employment Term, he will not make any disparaging, false or abusive remarks communications, written or oral, regarding the Company, its products, brands, trademarks, officers, directors, employees, personnel, licensors, licensees, customers, vendors or others with which it has business relationships.

11.	Specific Remedies. The Executive acknowledges that the Company would be irreparably injured, and that it is impossible to measure in money the damages which will accrue to the Company if he shall breach or violate his covenants in paragraphs 7, 8, 9 or 10 hereof. Accordingly, the Executive agrees that if he shall breach or violate any of such covenants or obligations, the Company shall have the full right to seek injunctive relief in addition to any other rights provided in this Agreement or by operation of law, without the requirement of posting bond or proving special damages, and to terminate any payments to the Executive. In any action or proceeding instituted by the Company to enforce the provisions of paragraph 7, 8, 9 or 10 of this Agreement, the Executive waives any claim or defense that the Company has an adequate remedy at law or that the Company has not been, or is not being, irreparably injured by the Executive’s breach or violation. The provisions of paragraphs 7, 8, 9, 10 and 11 hereof shall survive any termination of this Agreement or the Employment Term.

12.	Acknowledgment by the Executive. The Executive represents and warrants that (i) he is not, and will not become party to any agreement, contract, arrangement or understanding, whether employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement or that restricts his ability to be employed by the Company in accordance with this Agreement; (ii) his position with the Company, as described in this Agreement, will not require him to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom he has performed services.

13.	Arbitration of Disputes. Any controversy or claim arising out of or relating to this (or the breach thereof) shall be settled by final and binding arbitration in New York, New York by three arbitrators. Except as otherwise expressly provided in this paragraph 13, the arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within the thirty (30) days of the appointment of the second arbitrator, then the third shall be appointed by the Association. This paragraph 13 shall not be construed to limit the Company’s right to obtain equitable relief under this Agreement with respect to any matter or controversy subject to this Agreement, and, pending, a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without first being required to arbitrate such matter or controversy and without the necessity of posting bond.

14.	Notices. All notices and other communications hereunder shall be deemed given upon (a) the sender’s confirmation of receipt of a facsimile transmission to the recipient’s facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient’s address set forth below, (c) delivery by hand to the recipient’s address set forth below or (d) the expiration of five (5) business days after the day mailed in the United States by certified or registered mail, postage prepaid, return receipt requested, addressed to the recipient’s addresses set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this paragraph 14):

If to the Company, to:

Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, NY 11530-4814
Attention: Jeffrey Siegel, Chief Executive Officer
Facsimile: (516) 683-6006

If to the Executive, to the address set forth on the signature page hereof.

15.	Entire Agreement; Modification. This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all prior and contemporaneous agreements and understandings between the parties with respect to those matters. There are no promises, representations, warranties, covenants or undertakings other than those set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the parties hereto.

16.	Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any other or subsequent breach by such other party.

17.	Assignment. Neither this Agreement, nor the Executive’s rights, powers, duties or obligations hereunder, may be assigned by the Executive. This Agreement may be assigned by the Company to any successor in interest and the obligations hereunder shall be binding on such third party assignee.

18.	Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability the remainder of this Agreement shall continue in full force and effect.

19.	Survival. Notwithstanding the termination of this Agreement or the Executive’s employment hereunder, such provisions of this Agreement as by their terms survive the termination of this Agreement shall continue in full force and effect in accordance with their respective terms.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to those laws that would require the application of the substantive law of another jurisdiction). The Executive hereby consents to the personal jurisdiction of the federal and state courts located in New York in connection with any matter arising out of this Agreement and confirms and agrees that any claim against the Company, including without limitation, enforcement of any arbitration award under paragraph 13 hereof shall be brought only in the federal and state courts located in New York.

21.	Representation by Counsel; No Duress. The Executive acknowledges that this Agreement has been negotiated at arm’s length; that he has full opportunity for representation by counsel in connection with the negotiation and review of this Agreement, and has either been adequately represented by counsel or has chosen to forego his opportunity to be so represented; that this Agreement will be deemed to have been drafted by both parties and, as such, ambiguities shall not be construed against any one party; and that he enters this Agreement freely and without duress or compulsion of any kind.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

LIFETIME BRANDS, INC.

By: /s/ Ronald Shiftan

Printed Name: Ronald Shiftan

Title: Chief Operating Officer

Date: June 7, 2007

EXECUTIVE

/s/ Robert McNally

Printed Name: Robert McNally

Title: Chief Financial Officer

Date: June 7, 2007

ADDRESS OF EXECUTIVE:

10 Tree Top Terrace
Smithtown, NY 11787

EXECUTIVE EMPLOYMENT AGREEMENT

FOR

ROBERT McNALLY
_________________

SCHEDULE OF TERMS AND CONDITIONS

Schedule 1:	Date of Agreement: June 7, 2007

Schedule 2:	(a) Title and Management Position; Responsibilities

Vice President Finance
Treasurer
Chief Financial Officer

Schedule 3:	(b) Initial Term Commencement Date: June 7, 2007

(c) Initial Term Expiration Date: August 31, 2007

Schedule 4:	Reporting Authority: Chief Executive Officer

Schedule 5:	Principal Office Location: Garden City, New York

Schedule 6:	Base Salary per annum: $275,018

Schedule 7:	Automobile: use of 2005 Cadillac.

Schedule 8:	Severance Expiration Date: The Severance Expiration Date shall be six (6) months after the Termination Date.

Schedule 9:	Restricted Period: The Restricted Period shall be the twelve (12) month period immediately following the Termination Date.